Exhibit 99.1

Clene Announces New Chief Financial Officer Morgan Brown

SALT LAKE CITY, Feb. 1, 2022 -- -- Clene Inc. (NASDAQ: CLNN) along with its subsidiaries “Clene” and its wholly owned subsidiary Clene Nanomedicine, Inc., a clinical-stage biopharmaceutical company focused on revolutionizing the treatment of neurodegenerative disease, today announced the appointment of Morgan Brown as Chief Financial Officer effective Feb. 1, 2022.

“Morgan joins the executive team at a pivotal time in Clene’s growth,” stated Clene’s President and CEO, Rob Etherington. “He is a seasoned healthcare executive and public-company biopharma CFO, who has led the out-licensing of commercial stage assets and M&A transactions as well as numerous substantial equity and debt financing transactions for strategic growth. His expertise in these areas will be critical to Clene as we look ahead to potential commercialization of our lead drug candidate, CNM-Au8, in ALS next year.”

Mr. Etherington continued, “As we welcome Morgan, we’d like to thank our outgoing CFO, Ted Jeong, for his invaluable leadership in guiding Clene through our public listing on the Nasdaq. Ted’s depth of expertise in biotech venture capital and public equity financing has placed Clene on solid public-company footing. Ted will continue in a consultative role at Clene during the transition. We wish him the best in his future endeavors in healthcare venture capital fund management at SV Investment.”

Mr. Brown’s extensive experience in executive finance roles includes four publicly traded life science companies, three as CFO, and the CFO of a privately-held clinical research organization. In his prior roles, Mr. Brown has participated in and led efforts to successfully evaluate, negotiate, and close transactions including equity and debt financings totaling over $1 billion and out-licensing of commercial stage asset transactions totaling $220 million. Mr. Brown has experience in sale-leaseback arrangements, facilities construction, and M&A activities. Since 2013, he has been Executive VP and CFO of Lipocine, Inc. based in Salt Lake City. Previously, he served as Executive VP and CFO at Innovus Pharmaceuticals and World Heart Corporation. He served as CFO and Senior VP at Lifetree Clinical Research; and VP, Finance and Treasurer at NPS Pharmaceuticals. He began his career at KPMG LLP, where he rose to Senior Audit Manager before departing for a career in various healthcare executive positions. Mr. Brown is a certified public accountant (CPA) in the State of Utah and earned his MBA from the University of Utah and BS in Accounting from Utah State University. Recognized for his financial leadership, he was chosen CFO of the Year by Utah Business Magazine in 2009 and CFO of the Year by Utah Technology Council in 2011. Mr. Brown has served on boards of numerous professional organizations.

About Clene

Clene is a clinical-stage biopharmaceutical company focused on revolutionizing the treatment of neurodegenerative disease with potential first-in-class nanotherapeutics to treat energetic failure, an underlying cause of many neurological diseases. Our lead drug candidate, CNM-Au8, is an oral suspension of gold nanocrystals that drive critical cellular energetic metabolism in the central nervous system (CNS). CNM-Au8 increases energy production and utilization to accelerate neurorepair and improve neuroprotection. CNM-Au8 is currently being evaluated in a Phase 2/3 registration trial in amyotrophic lateral sclerosis (ALS) and a Phase 2 trial for the treatment of chronic optic neuropathy in patients with stable relapsing multiple sclerosis (MS). Clene has also advanced into the clinic an aqueous solution of ionic zinc and silver for anti-viral and anti-microbial uses. The company is based in Salt Lake City, Utah, with R&D and manufacturing operations in Maryland. For more information, please visit www.clene.com or follow us on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains “forward-looking statements” which are intended to be covered by the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Clene’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “might” and “continues,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant known and unknown risks and uncertainties, many of which are beyond Clene’s control and could cause actual results to differ materially and adversely from expected results. Factors that may cause such differences include Clene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; Clene’s ability to achieve commercial success for its marketed products and drug candidates, if approved; Clene’s ability to obtain and maintain protection of intellectual property for its technology and drugs; Clene’s reliance on third parties to conduct drug development, manufacturing and other services; Clene’s limited operating history and its ability to obtain additional funding for operations and to complete the licensing or development and commercialization of its drug candidates; the impact of the COVID-19 pandemic on Clene’s clinical development, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in Clene’s Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in Clene’s subsequent filings with the U.S. Securities and Exchange Commission. Clene undertakes no obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, subject to applicable law. All information in this press release is as of the date of this press release. The information contained in any website referenced herein is not, and shall not be deemed to be, part of or incorporated into this press release.

Media Contact

Maggie Beller

Russo Partners, LLC

Maggie.Beller@RussoPartnersLLC.com

+1-646-942-5631

Investor Contact

John Woolford

Managing Director, Westwicke

clene@westwicke.com

+1-443-213-0506